Exhibit (i)

                                 Law Offices of
                             Dechert Price & Rhoads
                          Ten Post Office Square South
                              Boston, MA 02109-4603

                            TELEPHONE: (617) 728-7100
                               FAX: (617) 426-6567


                                January 21, 2000

Kemper Securities Trust
222 South Riverside Plaza
Chicago, Illinois 60606

          Re: Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (SEC File No. 333-42335)

Ladies and Gentlemen:

                  Kemper Securities Trust (the "Trust") is a trust created under a written Declaration of Trust dated October 1, 1997. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares with a par value of $.01 per share (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

                  We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

                  Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares authorized to be issued under the Declaration of Trust is unlimited. Under Article V, Section 5.11, the Trustees may authorize the division of Shares into two or more series. By written instruments dated January 21, 1998 and May 5, 1998, the Trustees of the Trust established two series of the Trust designated as Kemper Small Cap Relative Value Fund and Kemper U.S. Growth and Income Fund (the "Funds").

                  By vote adopted on January 21, 1998, the Trustees of the Trust authorized the President, any Vice President, the Secretary, and the Treasurer, from time to time, to cause to be registered with the Securities and Exchange Commission an indefinite number of Shares and to cause such Shares to be offered and sold to the public.

                  We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post-Effective Amendment No. 6 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Shares of the Funds. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

Kemper Securities Trust
January 21, 2000
Page 2

                  We are of the opinion that all necessary Trust action precedent to the issue of the Shares of the Funds has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

                  We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement.

                                                   Very truly yours,


                                                   /s/ Dechert Price & Rhoads